EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference, in the Registration Statement on Form S-8, of our auditor’s report dated December 15, 2023, with respect to the consolidated financial statements of Edesa Biotech, Inc. and its subsidiaries as at September 30, 2023 and 2022, and for each of the years in the two year period ended September 30, 2023, as included in the Annual Report on Form 10-K of Edesa Biotech, Inc. for the year ended September 30, 2023, as filed with the United States Securities and Exchange Commission (“SEC”).

/s/ MNP LLP

Chartered Professional Accountants

Licensed Public Accountants

Toronto, Canada

May 31, 2024